Exhibit 36

Engagement Agreement

Between Arrow Resources Development Ltd

&

Hans Karundeng

This Consulting Agreement (herein the Agreement) is entered into this 24th day of May 2005 by and between Arrow Resources Development Ltd. (herein “the Company”) and Hans Karundeng (herein “the “Consultant”).

RECITALS

The Consultants, through considerable experience, time and effort, have created and developed a system for providing financial consultancy services (“the Services”) to private and public companies.

The Company desires to obtain the Services of the Consultants and on the basis of previous telephone conversations and meetings between the Company and the Consultants as well as other discussions, preliminary financial statements, initial reports submitted by the Company, and the representations that the Company has made to the Consultants describing the Company and its principals, the present and proposed business activities of the Company, its operations, financial condition and capital structure, and various agreements and documents related thereto, the Consultants are willing to provide such Services to the Company.

Now, therefore, in consideration of the mutual covenants and promises contained herein, the sufficiency of which is hereby acknowledged by each of the parties, the Company and the Consultants hereby agree as follows:

I.	ENGAGEMENT

The Company hereby engages and retains the Consultants as Business Consultants/Financial advisors for and on behalf of the Company to perform the Services (as that term is hereinafter defined) and the Consultants hereby accept such appointment on the terms and subject to the conditions hereinafter set forth and agree to use their best efforts in providing such Services.

II.	INDEPENDENT CONTRACTOR

A. The Consultants are, and in all respects are deemed to be, independent contractors in the performance of their duties hereunder, any law of any jurisdiction to the contrary notwithstanding.

B. The Consultants will not, by reason of this Agreement or the performance of the Services, be or be deemed to be, an employee, agent, partner, co-venture or controlling person of the Company, and the Consultants will have no power to enter into any agreement on behalf of or otherwise bind the Company.

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Consultant ___________________
Company ____________________

C. The Consultant will not have or be deemed to have, fiduciary obligations or duties to the Company and will be free to pursue, conduct and carry on for its own account (or for the account of others) such activities, employments, ventures, businesses and other pursuits as the Consultant in its sole, absolute and unfettered discretion, may elect. The Consultant is not a registered broker dealer or an associated person as such, and does not purport to act in all capacities requiring registration as a broker dealer or associated person.

D. Notwithstanding the above, no activity, employment, venture, business or other pursuit of the Consultants during the term of this agreement will conflict with the Consultants’ obligations under this Agreement or be adverse to the Company’s interests during the term of this Agreement.

III.	SERVICES

The Consultants agree to provide the following, hereafter collectively referred to as the “Services”:

A. Advise the Company and/or any of its affiliates, associates, or principals in any and all matters related to the development of a eucalyptus tree plantation in Papua New Guinea. The Consultant will also act as agent for identifying strategic investment opportunities, the development of additional marketing agreements throughout the Asian market and as overall senior adviser to the Company.

B. Best Efforts. The Consultants will devote such time and best effort to the affairs of the Company as is reasonable and adequate to render the consulting services contemplated by this agreement.

C. The Consultants are not responsible for the performance of any services which may be rendered hereunder without the Company providing the necessary information in writing prior thereto, nor will the Consultants include any services that constitute the rendering of any legal opinions or performance of work that is in the ordinary purview of a Certified Public Accountant. The Consultants cannot guarantee results on behalf of the Company, but will pursue all reasonable avenues available through its network of contacts. At such time as an interest is expressed by a third party in the Company’s needs, the Consultants will notify the Company and advise it as to the source of such interest and any terms and conditions of such interest. The acceptance and consummation of any transaction are subject to acceptance of the terms and conditions by the Company.

D. In conjunction with the Services, the Consultant agrees to:

1.	Make itself available for telephone conferences with the principles and/or operating officer(s) of the Company during normal business hours.

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2.	Advise the Company’s management in market development activities, structuring the nature, extent and other parameters of any private or public transactions introduced by the Consultant and attending meetings with offer(s) to be made to prospective investors, investor groups or their agents.

3.	Advise the Company’s management in evaluating proposals and participating in negotiations with prospective investors, investor groups or their agents.

4.	Advise the Company regarding company operations, staffing, strategy, and other issues related to increasing shareholder value as it may reasonably request, consistent with the provisions of this Agreement.

E. The Consultant will furnish, at its expense, all personnel, materials, equipment, office space and services as are necessary for the proper performance of its duties hereunder.

IV.	EXPENSES

The Company agrees that:

A. The Company will be responsible for the Consultants’ expenses related to services and consultancy to the Company. Normal and reasonable out-of-pocket expenses include but are not limited to: accounting, printing, long distance communication, express mail, outside other consultants, etc., and other costs involved in the execution of this Agreement. The Consultant must obtain prior written approval for travel or other such arrangements that incur individual costs more than $10,000 (ten thousand dollars) from the Company.

B. Travel, including: airfare (business class), hotel lodging and meals, transportation, etc. will be the responsibility of the Company. The Consultant must obtain prior written approval for travel or other such arrangements that incur individual costs more than $10,000 (ten thousand dollars) from the Company.

C. The Company will designate counsel to prepare the appropriate documents (including subscription and escrow agreement) with regard to the terms of any financial transactions and the closing thereof. The Company is responsible for any and all reasonable expenses associated with the escrow and escrow agent.

D. The Consultant will receive an annual consulting fee of $1,000,000 (One million dollars) for the duration of this agreement. The Consulting fee will commence to be paid (by wire transfer or certified check) on a to be determined basis and commence immediately following the execution of this agreement. Payments of all fees are subject to cash flow.

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V.	REPRESENTATIONS, WARRANTIES AND COVENANTS

A. Execution. The execution, delivery and performance of this Agreement, in the time and manner herein specified, will not conflict with, result in a breach of, or constitute a default under any existing agreement, indenture, or other instrument to which either the Company or the Consultants are a party or by which either entity may be bound or affected.

B. Non-Circumvention. The Company hereby irrevocably agrees not to circumvent, avoid, bypass, or obviate, directly or indirectly, the intent of this Agreement, to avoid payment of fees in any transaction with any corporation, partnership or individual, introduced by the Consultants to the Company, in connection with any project, any loans or collateral, or other transaction involving any products, transfers or services, or any addition, renewal extension, rollover, amendment, renegotiations, new contracts, parallel contracts/agreements, or third party assignments thereof. The Company understands and acknowledges that its obligations under this Non-Circumvention Agreement are for the benefit of the Consultant and its successors and assigns, and that the Consultant’s failure or delay in exercising any right, power and privilege hereunder shall not operate as a waiver thereof, nor shall any single or partial exercise thereof or the exercise of any other right, power or privilege hereunder operate as a waiver.

C. Timely Appraisals. The Company shall keep the Consultants up to date and appraised of all business market and legal developments related to the Company and its operations and management.

1.	Accordingly, the Company shall use its best efforts to provide the Consultants with copies of all amendments, revisions and changes to its business and marketing plans, bylaws, articles of incorporation private placement memoranda, key contracts, employment and consulting agreements and other operational agreements.

2.	The Company shall use its best efforts to promptly notify the Consultants of the threat or filing of any suit, arbitration or administrative action, injunction, lien, claim or complaint and promptly forward a copy of all related documentation directly to the Consultants or at the Consultants option to the Consultants counsel.

3.	The Company shall use its best efforts to also provide directly to the Consultants current financial statements, including balance sheets, income statements, cash flows and all other documents provided or generated by the Company in the normal course of its business and requested by the Consultants from time to time.

4.	The Consultants shall use its best efforts to keep all documents and information confidential as described in the section below titled, “CONFIDENTIAL DATA.”

D. Corporate Authority. Both the Company and the Consultants have full legal

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authority to enter into this Agreement and to perform the same in the time and manner contemplated.

E. The individuals whose signatures appear below are authorized to sign this Agreement on behalf of their respective corporations.

F. The Company will cooperate with the Consultants, and will promptly provide the Consultants with all pertinent materials and requested information in order for the Consultants to perform their Services pursuant to this Agreement.

G. When issued, the Shares of the Company’s Common Stock shall be duly and validly issued, fully paid and non-assessable.

H. The Company hereby agrees, at the option of the Consultants, to enter into an escrow agreement with an escrow agent selected by the Consultants (the “Escrow Agent”) for the purpose of completing any and all transactions contemplated in this agreement. The Company agrees to abide by the terms of an escrow agreement set forth by the Escrow Agent and the Consultants on such terms as may be acceptable to the Company and the Consultants.

I. The Company also agrees to enter into such additional agreements, sign such additional documents, and provide such additional certifications and documentation as may be requested by the Escrow Agent, the Consultant, or such other parties related to the obtaining of capital for the Company on such terms as may be acceptable to the Company and the Consultant.

J. Until termination of the engagement, the Company will notify the Consultants promptly of the occurrence of any event, which might materially affect the condition (financial or otherwise), or prospects of the Company.

VI.	TERM AND TERMINATION

A. This Agreement shall be effective upon its execution and shall remain in effect for five (5) years. This agreement is automatically renewable on an annual basis unless both party elects to terminate the agreement, by written notice, at least 60 days prior to the expiration of the current contract period.

B. In no event shall any termination be effective until the expiration of at five years after the signing of this agreement. However, no termination of this Agreement by either party shall be in full force or affect without the express written consent of both parties.

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VII.	CONFIDENTIAL DATA

A. The Consultants shall not divulge to others, any trade secret or confidential information, knowledge, or data concerning or pertaining to the business and affairs of the Company, obtained by the Consultants as a result of its engagement hereunder, unless authorized, in writing by the Company.

B. The Company shall not divulge to others, any trade secret or confidential information, knowledge, or data concerning or pertaining to the business and affairs of the Consultants, obtained by the Company as a result of its engagement hereunder, unless authorized, in writing, by the Consultants.

C. The Consultants shall not be required in the performance of its duties to divulge to the Company or any officer, director, agent or employee of the Company, any secret or confidential information, knowledge, or data concerning any other person, firm or entity (including, but not limited to, any such persons, firm or entity which may be a competitor or potential competitor of the Company) which the Consultants may have or be able to obtain otherwise than as a result of the relationship established by this Agreement.

VIII.	OTHER MATERIAL TERMS AND CONDITIONS:

A. Indemnity. The Company agrees to indemnify and hold harmless the Consultant and its affiliates against any legal action arising from written warranties and representations provided by the Company. Such indemnification shall include payment of judgments, if any, and costs of legal representation and court costs, if any.

B. Additional Instruments. Each of the parties shall from time to time, at the request of others, execute, acknowledge and deliver to the other party any and all further instruments that may be reasonably required to give full effect and force to the provisions of this Agreement.

C. Entire Agreement. Each of the parties hereby covenants that this Agreement is intended to and does contain and embody herein all of the understandings and Agreements, both written or oral, of the parties hereby with respect to the subject matter of this Agreement, and that there exists no oral agreement or understanding expressed or implied liability, whereby the absolute, final and unconditional character and nature of this Agreement shall be in any way invalidated, empowered or affected. There are no representations, warranties or covenants other than those set forth herein.

D. Laws of the State of New York. This Agreement shall be deemed to be made in, governed by and interpreted under and construed in all respects in accordance with the laws of the State of New York, irrespective of the country or place of domicile or residence of either party. In the event of controversy arising out of the interpretation, construction, performance or breach of this Agreement, the parties hereby agree and consent to the jurisdiction and venue of the District or County Court of New York County, New York; or the United States District Court for the District of New York, New York, and further agree and consent that personal service or process in any such action or proceeding outside of the State of New York and New York County shall be

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tantamount to service in person within New York County, New York and shall confer personal jurisdiction and venue upon either of said Courts.

E. Assignments. The benefits of the Agreement shall inure to the respective successors and assigns of the parties hereto and of the indemnified parties hereunder and their successors and assigns and representatives, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns; provided that the rights and obligations of the Company under this Agreement may not be assigned or delegated without the prior written consent of the Consultants, and any such purported assignment shall be null and void. Notwithstanding the foregoing, the Consultants may not assign or delegate its obligations and rights under this Agreement without consent of the Company, in the Company’s sole discretion.

F. Originals. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed an original and constitute one and the same agreement. Facsimile copies with signatures shall be given the same legal effect as an original.

G. Addresses of Parties. Each party shall at all times keep the other informed of its principal place of business if different from that stated herein, and shall promptly notify the other of any change, giving the address of the new place of business or residence.

H. Notices. All notices that are required to be or may be sent pursuant to the provision of this Agreement shall be sent by certified mail, return receipt requested, or by overnight package delivery service to each of the parties at the address appearing herein, and shall count from the date of mailing or the validated air bill.

I. Modification and Waiver. A modification or waiver of any of the provisions of this Agreement shall be effective only if made in writing and executed with the same formality as this Agreement. The failure of any party to insist upon strict performance of any of the provisions of this Agreement shall not be construed as a waiver of any subsequent default of the same or similar nature or of any other nature.

J. Arbitration. Notwithstanding any other provision hereof, any and all disputes, controversies and claims arising out of or relating to this Agreement, or with respect to the interpretation of this Agreement, or the rights or obligations of the parties shall be settled and determined by Arbitration in New York NY pursuant to the then existing rules of the American Arbitration Association for commercial arbitration. The arbitration shall be final and binding upon the parties and judgement thereof may be entered in the courts of the State of New York and the United States Federal Courts in said state, notice given pursuant to any of the provisions of this Agreement shall be in writing and shall be mailed or delivered.

K. Attorneys Fees. If any arbitration, litigation, action, suit, or other proceeding is instituted to remedy, prevent or obtain relief from a breach of this Agreement, in relation to a breach of this Agreement or pertaining to a declaration of rights under this

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Agreement, the prevailing party will recover all such party’s attorneys fees incurred in each and every such action, suit or other proceeding, including any and all appeals or petitions there from. As used in this Agreement, attorneys’ fees will be deemed to be the full and actual cost of any legal services actually performed in connection with the matters involved, including those related to any appeal or the enforcement of any judgment calculated on the basis of the usual fee charged by attorneys performing such services.

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APPROVED AND AGREED:

The Company:

Arrow Resources Development Ltd

152 W. 57th St. 27th floor

New York, NY 10019

Tel: (212) 262-2300

Fax: (212) 262-2353

/s/ Peter J. Frugone
CEO/President	Dated: August 1, 2005

The Consultant:

Tel. (    )

Fax	( )

/s/ Hans Karundeng
Hans Karundeng	Dated: August 1, 2005